Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE
Investor Contact:
Laura Cinat
(312) 255-6167
laura.cinat@diamondcluster.com
Media Contact:
David Moon
(312) 255-4560
david.moon@diamondcluster.com
DIAMONDCLUSTER INTERNATIONAL ANNOUNCES PLAN
TO REPOSITION AND RESTRUCTURE EUROPEAN OPERATIONS
TO BOLSTER PROFITABLE GROWTH
September Quarter Guidance Adjusted
CHICAGO, September 27, 2005—DiamondCluster International, Inc. (Nasdaq: DTPI), a premier global management consulting firm, today announced plans to reposition and restructure its international operations to better serve global markets and to increase global profitability.
The restructuring will include a reduction in facilities, support functions, and consulting staff in international locations. The Company plans to close its offices in Dusseldorf and Lisbon and downsize its office in Barcelona. German operations will now be consolidated into a single office in Munich. As a result, DiamondCluster will reduce its global workforce by approximately 6%. Staff reductions will not be made in North America or the United Kingdom.
The Company will take a related restructuring charge of $8 to $9 million in the September quarter, and expects to achieve associated cost savings in the range of $6 to $8 million on an annualized basis. In addition, an adjustment to the restructuring plan implemented in September 2002 will result in an additional charge of approximately $3 million due to a change in the estimate of future sublease income, bringing the total restructuring charge in the September quarter to between $11 and $12 million.
“We’ve been looking hard at our international operations, and while we’ve made progress on many fronts, we have not reached our full potential globally,” said Mel Bergstein, DiamondCluster’s chairman and CEO. “After a thorough evaluation of our international assets, we have determined that we will reduce costs in certain areas and make investments in others to bolster profitable growth for the future.”
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To generate new growth, the firm is deploying resources to expand its strategic technology-oriented consulting services to key markets in Germany and the Middle East to complement already strong strategy practices. It will continue to serve clients in the telecommunications, financial services, insurance, enterprise and utilities sectors globally.
“This repositioning marks the beginning of the next chapter in our global client service strategy,” said DiamondCluster’s Managing Director of International Operations and CEO-elect, Adam Gutstein. “We will continue to deliver services at the intersection of business and technology. A more global focus will create additional value for our clients, new opportunities for our people and a stronger platform for growth. These actions will enable us to operate as a fully integrated global firm, thereby reducing our costs and increasing our profitability.”
Regarding the restructuring charge of $8 to $9 million for the restructuring of international operations, approximately $6.2 to $7.2 million is related to severance, approximately $1.3 million is related to office space closures and reductions, and approximately $0.5 million is for the write-off of various depreciable assets. The cash outlay is expected to be in the range of $7 to $8 million and will continue through fiscal year 2010, with approximately half of the cash outlay occurring by the end of fiscal year 2006.
The additional charge of approximately $3 million is related to the adjustment to the restructuring plan implemented in September 2002 and due to a change in the estimate of future sublease income. Cash expenditures related to this adjustment will continue through fiscal year 2012.
“In the September quarter, the restructuring will have a negative earnings impact,” said Bergstein.
“In addition, we now expect our revenue for the September quarter to be between $48 and $49 million, primarily due to a pull back in spending by core clients in the property and casualty, and health insurance sectors,” Bergstein continued. “With the impact of the restructuring charge, we expect earnings for the September quarter to be $(0.29) to $(0.34) per share. The restructuring charge is expected to have an impact in the quarter of $(0.30) to $(0.34) per share. We will provide more details about the quarter when we report our financial results on October 27th.”
About DiamondCluster International
DiamondCluster International (Nasdaq: DTPI) is a premier global management consulting firm that helps leading organizations develop and implement growth strategies, improve operations, and capitalize on technology. Mobilizing multidisciplinary teams from our highly skilled strategy, technology, and operations professionals worldwide, DiamondCluster works collaboratively with clients, unleashing the power within their own organizations to achieve sustainable business advantage. DiamondCluster is headquartered in Chicago, with offices in Europe, North America, the Middle East, and South America. To learn more, visit www.diamondcluster.com.

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Forward-Looking Statement
Statements in this press release that do not involve strictly historical or factual matters are forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties and speak only as of the date of this release. Actual results may differ materially due to such factors as the ability of the Company to maintain its pricing and utilization rates and control its costs, the sustainability of the economic recovery in the U.S. market, recruitment and retention of personnel, possible termination of projects by major clients, variations in the timing, initiation or completion of client assignments, absence of long-term contracts with clients, growth management, project risks, and technological advances. The risks and uncertainties associated with our business are highlighted in our filings with the SEC, including our Form 10-Q for the first quarter of fiscal year 2006, ended June 30, 2005.
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